EXHIBIT 4.60

LETTER OF CREDIT FACILITY AGREEMENT

THIS FACILITY AGREEMENT made this 30th day of August Two Thousand and Ten BETWEEN Talwandi Sabo Power Limited a Public limited company within the meaning of the Companies Act, 1956 having its Registered Office at Village Banwala, Mansa—Talwandi Sabo Road, Mansa in the State of Punjab, INDIA (the “Company”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the ONE PART

AND

ICICI Bank LIMITED, a public company within the meaning of the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007 and its Corporate Office at ICICI Bank Towers, Bandra Kurla Complex, Mumbai 400051 and its Zonal/Regional/Branch Office at Punjab (“ICICI Bank”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the OTHER PART.

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ARTICLE I

DEFINITIONS

In the Facility Agreement and the General Conditions, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings viz:

(a)	“ Applicable Rate” means the rate specified as Applicable Rate of Interest in the Schedule I hereto.

(b)	“Applicable Rate of Exchange” means -

i) in case a forward exchange contract /swap has not been booked by the Company with ICICI Bank, the applicable foreign currency bill selling rate of ICICI Bank prevailing on the Date of Crystalisation. Provided however, that if the relevant rate of exchange not quoted or not available for any reason on such days, then the rate prevailing on the immediately next Business Day when such rate shall be quoted or be available shall be the applicable rate of exchange;

ii) the forward exchange contract /swap rate in case a forward exchange contract /swap has been booked by the Company with ICICI Bank.

(c)	“Bills Outstanding” means the sum of the payments due from the Company under the LCs for which the Documents have been presented to ICICI Bank but reimbursement/payment has not yet been made by the Company to ICICI Bank.

(d)	“Bills” means bills of exchange drawn under LCs.

(e)	“Business Day” means a day on which the corporate office of ICICI Bank or such other office as may be notified by ICICI Bank to the Company, is open for normal business transactions.

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(f)	“Commitment” means the period between the date of LC opening and the last date for presentation of documents as mentioned in the LC.

(g)	“ Credit Arrangement Letter (CAL)” means the letter number CBG/2010/CMOG No 01/W01MUM/27253 dated July 28, 2010 and the letter number CBG/2010/CMOG No 01/W01MUM/27808 issued in connection with sanction of the Facility and BG Facilities. The CAL shall be read in conjunction with the provisions of this Agreement and shall form an integral part of this Agreement. All references to this Agreement shall include the reference to CAL wherever applicable. To the extent of any inconsistency or repugnancy, the contents of this Agreement shall prevail to all intents and purposes. The expression “CAL” shall include all amendments to the CAL.

(h)	“Date of Crystalisation” means the 10th day after the date of receipt of Documents by ICICI Bank under the LC in the case of a Sight LC, or the date of maturity in the case of a Usance LC.

(i)	“Defaulted Amounts”—shall have the meaning ascribed thereto in clause 2.3(e) hereof.

(j)	“Documentary Credit Application/(s)” means the Company’s application/(s) to ICICI Bank for opening LC and all supporting documents furnished by the Company in respect thereof to ICICI Bank.

(k)	“Documents” mean the documents as specified under LC (including the Bills) and drawn up in accordance with the terms of the LC opened under the Facility.

(l)	“Due Date” means, in respect of any amount payable under the Facility Agreement, the date on which such amount falls due in terms of the Facility Agreement.

(m)	“Facility” shall have the meaning ascribed thereto in Section 2.1 hereof.

(n)	“FEDAI” means Foreign Exchange Dealers Association of India.

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(o)	“General Conditions” means the General Conditions—LC applicable to Letter of Credit Facilities provided by ICICI Bank. The Facility hereby agreed to be provided by ICICI Bank shall be subject to the Company complying with the terms and conditions set out herein and also in the General Conditions, which is annexed hereto. The General Conditions shall be deemed to form part of the Facility Agreement and shall be read as if they are specifically incorporated herein.

(p)	“Goods” mean goods described in the Documentary Credit Application.

(q)	“ICICI Bank Base Rate” means the percentage rate per annum decided by the Bank from time to time and announced / notified by the Bank from time to time as its Base rate.

(r)	“LC outstanding” means the sum of the value of all the LCs opened by ICICI Bank on behalf of the Company for which the Documents have not been presented to ICICI Bank.

(s)	“Letter of Credit” or “LC” means the Letter of Credit issued/opened by ICICI Bank as per the Documentary Credit Application under the Facility.

(t)	“RBI” means Reserve Bank of India.

(u)	“Sight LC” means the LC which provides for payment by ICICI Bank to the negotiating bank on presentation of Documents drawn under the LC.

(v)	“Suppliers” means the suppliers of Goods as per the terms of the LC.

(w)	“SWIFT” means Society for World Wide International Financial Telecommunications

(x)	“Usance LC” means the LC which provides for payment on maturity as per the terms of the LC.

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All capitalised terms used but not defined in the Facility Agreement shall have the respective meanings assigned to them under the General Conditions.

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ARTICLE II

AMOUNT AND TERMS OF FACILITY

2.1	AMOUNT

At the request of the Company, ICICI Bank has agreed to open Letters of Credit in foreign currencies in favour of the Suppliers for amounts equivalent in the aggregate to Rs. 10,000.0 million (“the Facility”) from time to time, on the terms and conditions contained herein as also in the General Conditions and Documentary Credit Application(s).

Further, ICICI Bank has, at the request of the Company, agreed to grant to the Company, a bank guarantee facility for issuance of bank guarantees of Rs. 3,000.0 million (“the BG Facilities” or “BGs”, which expression shall, as the context may permit or require, mean any or each of such BG’s and all renewals made thereto from time to time, in favour of entities/ persons acceptable to the ICICI Bank guaranteeing / undertaking payment obligations / obligations to make payment upto the guaranteed amount in case of shortfall in performance / non-performance in terms of various contracts / agreements entered into between the Company and the respective beneficiaries. The BG Facilities shall be a sublimit of the Facility (for LC issuance) as aforesaid.

Provided that the sum total of LCs Outstanding, Bills Outstanding and BGs outstanding under the Facility and the BG Facilities shall not at any point of time in the aggregate exceed the amount of the Facility being Rs. 10,000 million.

2.2	Additional Terms for BG Facilities

The BG Facilities shall, in addition to the terms hereunder, be subject to the terms as contained in Schedule III hereto. All other provisions herein as applicable to the Facility shall be mutatis mutandis applicable to the BG Facilities.

2.3	COMMISSION/CHARGES

a)	The Company shall pay to ICICI Bank non-refundable commissions/charges in

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respect of the LCs and BGs at the rate and on the dates specified in the Schedule I hereto.

b)	The Company shall also pay to ICICI Bank on demand the charges that may be levied as per FEDAI rules in force from time to time for any early/late delivery of the relevant foreign exchange/currency under the forward exchange contract, if any, booked by the Company.

2.4	PAYMENT AND INTEREST

(a)	The Company shall accept and /or pay all Bills drawn pursuant to the terms of the LCs and pay for all the Documents negotiated thereunder in accordance with the terms thereof, as also any payment made or liability incurred by ICICI Bank under the LC and/or the Facility on behalf of the Company, together with interest, costs, charges and expenses due to ICICI Bank in respect thereof as hereinafter mentioned.

(b)	The Company shall make due payment/reimbursement to ICICI Bank of the amount payable/paid by ICICI Bank in respect of the Company’s liability under the-

(i) Sight LC, on presentation of Documents; and

(ii) Usance LC, on the date of its maturity.

(c)	The Company shall pay to ICICI Bank interest on amounts paid by ICICI Bank in respect of the Company’s liability under the Sight LC at the Applicable Rate for the period from the date of payment by ICICI Bank under the Sight LC upto the date of payment/reimbursement by the Company or the Date of Crystalisation, whichever is earlier and such interest shall be payable on the date of payment/reimbursement by the Company of the amounts payable under the LC or the Date of Crystalisation, as the case may be.

(d)	If, on default by the Company in paying / reimbursing amounts paid/payable by ICICI Bank in respect of the Company’s liability under the LCs on the Date of Crystalisation, ICICI Bank is called upon/required to pay or paid, all or any of the monies in pursuance of the LCs, the Company shall forthwith pay to ICICI Bank, all amounts payable or as the case may be, paid by ICICI Bank under the LCs.

(e)	Notwithstanding the above and without prejudice to ICICI Bank’s rights under the Facility Agreement, ICICI Bank shall be at liberty to crystalise on the Date of

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Crystalisation, the Company’s outstanding liability in respect of the LCs by converting the foreign currency amount into Rupees, whereupon the Company shall be liable to pay ICICI Bank the Indian Rupee equivalent of such foreign currency amount as calculated at the Applicable Rate of Exchange (the “Defaulted Amounts”) and until such payment by the Company, the same shall unless otherwise agreed to by ICICI Bank in writing be deemed to be on demand loan to the Company.

(f)	The Company shall pay to ICICI Bank interest on the Defaulted Amounts at the Applicable Rate + 10% over the ICICI Bank Base Rate. Such interest shall be paid on demand.

(g)	The crystalisation of the Company’s liability and charging of interest at a higher rate as above shall not be deemed to create any right in the Company to default in making payments when due.

(h)	The Company shall pay to ICICI Bank interest on all other monies payable to ICICI Bank under the Facility Agreement, at the Applicable Rate + 10% over the ICICI Bank Base Rate. Such interest shall be payable on the dates specified in Sub-clause (f) above.

(i)	All interest on all monies accruing due under the Facility Agreement shall, in case the same be not paid on the respective Due Dates, carry further interest at the Applicable rate + 10% over the ICICI Bank Base Rate. Such interest will be computed from the respective Due Dates and shall become payable upon the footing of compound interest with quarterly rests and shall be payable on the dates specified in Sub-clause (f) above.

(j)	The interest rates mentioned in Sub-clauses (f), (h) and (i) above shall until creation of full and final security for the Facility as specified in Article IV hereof in favour of ICICI Bank be increased by the same percentage as specified in Section2.2 (b) hereof.

(k)	All provisions in the Facility Agreement shall apply to all payments made by ICICI Bank in pursuance of the LCs.

2.5	COMPUTATION OF INTEREST AND OTHER CHARGES

Interest and all other charges shall accrue from day to day and shall be computed

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on the basis of 365 days year and the actual number of days elapsed.

2.6	LAST DATE OF UTILISATION

Unless ICICI Bank otherwise agrees, the Borrower can request ICICI Bank for issuance of LCs upto July 22, 2011. The tenor of such LCs shall have a maximum usance period of 3 years from the date of shipment/ dispatch of goods under the LCs.

Maximum Commitment period of any LC shall not be more than 720 days. Notwithstanding the above, the total Commitment and usance period cannot be beyond July 30, 2015.

2.7	IMPOSTS, COSTS AND CHARGES

a)	The Company shall, bear all interest tax as may be levied from time to time under the Interest Tax Act, 1974 and all other imposts, duties and taxes (of any description whatsoever) as may be levied from time to time by the Government or other authority pertaining to or in connection with the Facility.

b)	The Company shall pay all costs, charges (including legal fees, cost of investigation of title to the Company’s assets and protection of ICICI Bank’s interest), and expenses in any way incurred by ICICI Bank and such stamp duty, other duties, taxes, charges and penalties if and when the Company is required to pay according to the laws for the time being in force.

c)	In the event of the Company failing to pay the monies referred to in sub-clause (a) and (b) above, ICICI Bank will be at liberty (but shall not be obliged) to pay the same. The Company shall reimburse all sums paid by ICICI Bank in accordance with the provisions contained herein.

d)

All payments and reimbursements by the Company under the Facility Agreement shall be made free and clear of and without any deduction, except to the extent that the Company is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Company, the Company shall pay such additional amounts as may be necessary to ensure that ICICI Bank receives

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a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction. Provided that, all taxes required by law to be deducted by the Company from any amounts of interest paid or payable under the Facility Agreement shall be paid by the Company when due and the Company shall, within 30 days of the payment being made, deliver to ICICI Bank evidence satisfactory to ICICI Bank (including all relevant tax receipts in originals) that the payment has been duly remitted to the appropriate authority.

2.8	DUE DATE OF PAYMENT

If the Due Date in respect of any amounts including Defaulted Amounts, commission, charges and interest falls on a day which is not a Business Day at the place where the payment is to be made, the immediately preceding Business Day shall be the Due Date for such payment.

2.9 LIQUIDATED DAMAGES ON DEFAULTED AMOUNTS

In case of default in payment of any monies (except liquidated damages) including Defaulted Amounts, commission, charges and interest on their respective Due Dates, the Company shall pay on the defaulted amounts, liquidated damages at the rate of 2.1% per annum for the period of default. Liquidated damages shall be payable in the manner, and on the dates specified in Section 2.3(f) hereof.

2.10 REIMBURSEMENT OF EXPENSES

(a) The Company shall reimburse all expenses incurred by ICICI Bank under the Facility Agreement within 20 Business Days from the date of notice of demand from ICICI Bank. All such sums shall be debited to the Company’s Facility account and shall carry interest from the date of payment till such reimbursement at the Applicable Rate + 10% over the ICICI Bank Base Rate.

(b) In case of default in making such reimbursement in accordance with Sub-clause (i) above within 20 Business Days from the date of notice of demand, the Company shall also pay on the defaulted amounts, liquidated damages at the rate of 2.1% per annum from the expiry of 20 Business Days from the date of notice of demand till reimbursement, in accordance with the provisions of Section 2.8 hereof.

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2.11 APPROPRIATION OF PAYMENTS

The Company agrees and confirms that ICICI Bank may at its absolute, appropriate any payments made by the Company under the Facility Agreement, towards the dues payable by the Company to ICICI Bank under the Facility Agreement and/or other financing agreements entered into between the Company and ICICI Bank with respect to this facility, and such appropriation by ICICI Bank shall be final and binding on the Company in all respects.

2.12 PLACE AND MODE OF PAYMENTS AND CREDIT THEREFOR

Notwithstanding anything contained in the Facility Agreement, all monies payable by the Company under the Facility Agreement shall be payable in equivalent rupees in lieu of foreign currencies. For the purpose of this Section the following conditions shall apply:

a)	The Rupee sum shall be the Rupee equivalent of the foreign currencies to be remitted on the Due Dates inclusive of all commissions or other bank charges and out of pocket expenses as determined by ICICI Bank.

b)	The Rupee sum shall be so paid by the Company as to enable ICICI Bank to realise the amounts at par on the Due Dates.

c)	The Rupee sum shall be paid by the Company to ICICI Bank at their office in Mumbai or to such other places as may be specified by them by telegraphic, telex or mail transfer to the account of such offices or by cheque /bank draft drawn in favour of ICICI Bank on a Scheduled Bank at Mumbai or such other places or to such other accounts as ICICI Bank may notify to the Company and shall be so paid as to enable ICICI Bank to realise the amounts at par.

d)	Credit for all payments by local cheque /bank draft will be given on the immediately next Business Day after the date of receipt of the instrument or the relative Due Date, whichever is later. Credit for all payments by outstation cheque/bank draft will be given only on realisation or on the relative Due Date, whichever is later.

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e)	For the purpose of Sub-clause (a) above a statement signed by a designated officer of ICICI Bank shall be sufficient evidence of the Rupee equivalent of the foreign currencies, costs, commission, charges and expenses.

f)	Any difference on account of exchange fluctuations in the rates of foreign currencies involved between the payment made by the Company to ICICI Bank and the actual amounts incurred by ICICI Bank as referred to in Sub-clause (a) above shall be borne by or be given credit to the Company.

2.13	SALE OF PLEDGED GOODS

(a)	On the happening of any of the Events of Default, ICICI Bank shall be entitled without prejudice to any of its other rights contained in the Facilty Agreement or under the law and without notice to the Company (which the Company hereby expressly waives), to sell the Goods whether before or after their arrival either by public auction or tender or by private contract and subject to such conditions as ICICI Bank may deem fit to impose, or otherwise dispose of or deal with the Goods or any part thereof and/or with the relative documents of title to Goods in any manner whatsoever, without being bound to exercise any of these powers or liable for any loss in the exercise or non-exercise thereof. The proceeds realised from sale of the Goods or transfer or any document of title, remaining after deducting therefrom the costs and expense of and incidental to such sale or transfer, shall be applied in or towards payment or satisfaction of the amount(s) due to ICICI Bank in respect of any payment made by ICICI Bank under the Facility for the account of the Company, and interest thereon and all costs charges and expenses as hereinabove mentioned. The Company shall accept ICICI Bank’s account of sale or realisation as conclusive evidence both in and out of court as to the amount(s) realised and expenses incurred, and shall pay forthwith any shortfall or deficiency remaining after such application. ICICI Bank shall not be liable to the Company for any loss which may occur pending sale or disposal of the Goods and/or document of title of goods, whether by reason of theft, damage, deterioration or decay of the Goods or depreciation in the value thereof or otherwise whatsoever be the cause.

(b)

The Company agrees and undertakes to sign, execute and deliver to ICICI Bank from time to time on demand made by ICICI Bank, such further or other deeds, documents and writings and do all such acts, matters and things as may be required by ICICI Bank for better perfecting the title of ICICI Bank to the Goods

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and the Documents covered under the Facility and/or to render the same readily saleable or transferable by ICICI Bank to any purchaser(s) at all time.

2.14	INSURANCE OF THE GOODS

The Company shall keep the Goods further insured from the time of expiry of insurance cover under the initial policy, or policies of insurance , against all risks which are normally covered for goods of the nature purchased under the Facility as also against such other risk(s) as may be required by ICICI Bank, and in the event of the Company failing to do so, ICICI Bank shall be at liberty to insure the Goods at the cost and expenses of the Company without prejudice to the rights of ICICI Bank hereunder. Until all the dues in respect of the Facility are paid in full, the Company shall forthwith pay ICICI Bank all moneys if received by the Company under any policy or policies of insurance and until payment to ICICI Bank of moneys received by the Company under any policy or policies of Insurance, the Company shall hold the same in trust for ICICI Bank.

2.15	UNDERTAKING BY COMPANY

a)	The Company shall make adequate arrangement for retiring the Documents under the Facility and does not contemplate to seek any financial assistance from ICICI Bank for such purpose.

b)	The Company shall furnish to ICICI Bank at the time of submitting the Documentary Credit Application, the following, duly completed:

i)	Order together with the order confirmation of Supplier, or

ii)	Proforma Invoice of Supplier duly countersigned by the Company; or

iii)	Indent/Offer from Supplier or his authorised agent together with the exchange control copy of the relative Import licence.

c)	The Company undertakes to submit to ICICI Bank the exchange control copy of the relative Customs Bills of Entry within the time limit stipulated by RBI.

2.16 CONFIRMATION BY COMPANY

The Company agrees , confirms and declares that-

(a)	the Documentary Credit Application shall be deemed to have been accepted when

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advice thereof has been sent to the beneficiary through SWIFT / Tested Telex / Airmail.

(b)	the date of receipt of Documents by ICICI Bank under the Facility as registered in the records of ICICI Bank shall be conclusive and binding on the Company.

(c)	the negotiations of the Documents drawn under the Facility shall be confined to ICICI Bank.

(d)	the import of Goods is/are not in contravention of Trade Policy/Exim Policy guidelines prescribed by the Government of India from time to time.

(e)	it has a valid Import Export code number assigned by the Director General of Foreign Trade and is authorised to undertake imports of the Goods.

(f)	the transaction covered under the Facility does not involve and is not designed for the purpose of any contravention or evasion of the provisions of Foreign Exchange Management Act, 1999 or of any rule, regulations, notifications direction or order made thereunder or of any other law, rule, regulation or direction.

(g)	the LC may be amended and/or modified for an increased limit on the Company giving ICICI Bank written instruction for the same and in such an event, such amendment/ modification will be deemed to form part of the Documentary Credit Application and will be governed by the terms hereof and the Company agrees, covenants, records and confirms that it shall be bound by the same as if such amendment/modification including the increased limit had originally constituted the term of the LC.

(h)	the Facility shall be utilised only for the purpose as has been disclosed to ICICI Bank in Documentary Credit Application, unless otherwise previously permitted by ICICI Bank in writing.

2.17 NO LIABILITY

The Company agrees that the transmission of all instructions and communications under the LC and the shipping of Documents and the Goods thereunder is entirely at its risk. ICICI Bank or its correspondents or agents shall not be responsible for any error or delay in such transmission or loss or delay in delivery of the Documents or the Goods.

2.18 INDEMNITY

a.

The Company hereby agrees to pay to ICICI Bank on demand, all costs (including legal costs on full indemnity basis) customs duty, penalty, demurrage, storage charges, clearing and forwarding charges and all other charges and expenses which ICICI Bank may be put to or suffer or incur in connection with the Goods and/or the documents of

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title to Goods covered by the LC including for re-shipment thereof for any reason whatsoever, or in the exercise or enforcement of any right or power hereby conferred or otherwise howsoever, and further agrees and undertakes to hold ICICI Bank safe and harmless and keep it indemnified against any claim, action or proceedings made or brought against ICICI Bank, its correspondents or agents, as also against any liability or loss incurred or suffered by it, its correspondents or agents by reason of it having established the LC.

b.	The Company hereby agrees to indemnify and keep ICICI Bank indemnified against any liability, loss, damages, costs and expenses (including legal expenses) awarded against or incurred or paid by ICICI Bank as a result of or in connection with ICICI Bank making payment outside India to the Supplier, under the LC, without deducting tax in India whether or not such payment attracts withholding tax in India or requires due certification by a qualified accountant.

2.18	DISCLOSURE

The Company hereby agrees, confirms and undertakes that :

(1)	ICICI Bank shall, as it may deem appropriate and necessary, be entitled to disclose all or any :

(i)	information and data relating to the Company;

(ii)	information or data relating to the Facility or any other credit facility availed / to be availed by the Company from ICICI Bank;

(iii)	obligations assumed / to be assumed by the Company in relation to the Facility;

(iv)	default, if any, committed by the Company in discharge of the aforesaid obligations,

to any agency/credit bureau (the “Agency”) authorised in this behalf by Reserve Bank of India (“RBI”);

(2)	The Agency so authorised may use, process the aforesaid information and data disclosed by ICICI Bank in the manner as deemed fit by them;

(3)	The Agency so authorised may furnish for consideration, the processed information

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and data or products thereof prepared by them, to banks / financial institutions and other credit grantors or registered users, as may be specified by RBI in this behalf;

(4)	The information and data furnished by the Company to ICICI Bank from time to time shall be true and correct.

2.20 GENERAL

(a)	The Company acknowledges that the rates of further interest hereof are genuine and reasonably charged to them.

(b)	The Company acknowledges that the Facility provided under the Facility Agreement is for a commercial transaction and waives any defence available under usury or other laws relating to the charging of interest.

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ARTICLE III

SECURITY

3.1	SECURITY FOR THE FACILITY

The Facility together with all interest, Defaulted Amounts, LC Outstanding, Bills Outstanding, commissions, costs, charges, expenses and other monies whatsoever stipulated in or payable under the Facility Agreement shall be secured by:

1. An exclusive charge by way of hypothecation in favour of ICICI Bank of the Company’s all movable properties, including movable machinery, machinery spares, tools and accessories, imported under the LCs provided to the Borrower under this Agreement.

2. Corporate Guarantee from Sterlite Industries (India) Limited (Guarantor) for the entire amount of the Facility

Exclusive Pledge of the Goods:

The Company agrees that the Goods shall be deemed to have been pledged to ICICI Bank upon delivery of Documents to ICICI Bank or its agents by the Company or by any person on Company’s behalf

3.2	CREATION OF ADDITIONAL SECURITY

If, at any time during the subsistence of the Facility Agreement, ICICI Bank is of the opinion that the security provided for the Facility has become inadequate to cover the Facility then outstanding, then, on ICICI Bank advising the Company to that effect, the Company shall procure, provide and furnish to ICICI Bank, to the satisfaction of ICICI Bank such additional security as may be acceptable to ICICI Bank to cover such deficiency.

3.3	MARGINS

The Company shall during the currency of the Facility Agreement, maintain such margin(s) in respect of the Facility as set out in Schedule – I hereto (‘Margin Money”). In the event of default by the Company in payment of any monies due and payable under the Facility

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Agreement, ICICI Bank shall have the right to appropriate the Margin Money towards such dues.

3.4	GUARANTEE

The Company shall procure and deliver to ICICI before any disbursement by ICICI out of the Facility, irrevocable and unconditional corporate guarantee from Sterlite Industries (India) Limited in favour of ICICI for the due repayment of the Facility and the payment of all interest and other monies payable by the Company, in a form prescribed by ICICI.

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ARTICLE IV

SPECIAL CONDITIONS

The Facility hereby granted shall also be subject to the Company complying with the special conditions set out in Schedule II hereto.

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ARTICLE V

EFFECTIVE DATE OF FACILITY AGREEMENT

The Facility Agreement shall become binding on the Company and ICICI Bank on and from the date first above written. It shall be in full force and effect till all the monies due and payable by the Company under the Facility Agreement and or the LC Outstanding and/or the Bills Outstanding and/or the BGs outstanding are fully paid off to the satisfaction of ICICI Bank.

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SCHEDULE – I

Schedule for the Facility (For LC Issuance)

Due Date

Opening Charges of LC	0.35% p.a

Retirement Charges	-

Other Charges

Amendment charges: Rs. 500/- per LC amended.

In case of foreign currency Letters of Credit, the following charges will be additional:

• SWIFT/communication charges –

Rs.500 per LC.

• Correspondent bank charges including

finance charges, if any, shall be charged on actuals.

Applicable Rate of Interest	Nil

Schedule for the Facility (For BG Issuance)

Opening Charges of BG	0.35% p.a

Retirement Charges	-

Other Charges

Amendment charges: Rs. 500/- per BG amended.

In case of foreign BG, the following charges will be additional:

• SWIFT/communication charges –

Rs.500 per BG.

• Correspondent bank charges including

finance charges, if any, shall be charged on actuals.

MARGIN MONEY

NA

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SCHEDULE—II

SPECIAL CONDITIONS

The Borrower shall get this Facility rated by an external Rating Agency before December 31, 2010 as AA (TR) (or equivalent). If the Borrower fails either to get the Facility rated or the rating is below “AA (TR)” (or equivalent), the LC commission shall be revised to 1.00% p.a. with retrospective effect.

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SCHEDULE III

ADDITIONAL PROVISIONS RELATING TO BANK GUARANTEE FACILITIES

1. DEFINITIONS

All capitalised terms used but not specifically defined herein shall have the respective meanings ascribed to them under the relevant portions of the Facility Agreement.

2. PAYMENT AND INTEREST

(i) If the ICICI Bank is called upon to pay, or pays, all or any of the monies in pursuance of the BGs, the Company shall, without questioning the reasonableness or validity or otherwise of any payment made or required to be made by the ICICI Bank under the BGs, forthwith pay to the ICICI Bank, all amounts payable or as the case may be, paid by the ICICI Bank, including without limitation, all costs, charges and expenses whatsoever payable or paid, suffered or incurred by the ICICI Bank in respect of or in relation to or arising out of the obligations undertaken under the BGs (collectively, the “Defaulted Amounts — BGs”) and until such payment by the Company, the same shall unless otherwise agreed to by the ICICI Bank, be deemed to be on demand loans to the Company carrying interest at the rate specified in the CAL. The ICICI Bank shall be entitled, at its sole discretion, without any further consent from the Company, to debit any of the Accounts of the Company with any of the branches of the ICICI Bank, with the amount of any payments the ICICI Bank is required to make / makes under or in respect of the BGs, as also all interest, commission, charges and other monies payable by the Company in respect of the BGs.

(ii) All payments made by the ICICI Bank in foreign currencies may be, at the option of the ICICI Bank, converted into rupees with reference to the actual cost to the ICICI Bank (including all commission or other bank charges and out-of-pocket expenses) in remitting the foreign currencies.

3. ADDITIONAL PROVISIONS

The Company further agrees, confirms and undertakes as follows :

(i) the Company shall indemnify the ICICI Bank and keep the ICICI Bank indemnified against all actions, proceedings, claims, demands, duties, penalties, taxes, losses, damages, actions, costs, charges and expenses (including costs between attorney and client) and other liabilities whatsoever which may be brought or made against or sustained or incurred by the ICICI Bank (and whether paid by the ICICI Bank or not) or which the ICICI Bank may become liable under or in respect of the BGs;

(ii) the ICICI Bank may in its sole and absolute discretion and without reference to the Company and without the ICICI Bank being required to ascertain whether or not there was any breach on the part of the Company of the agreements / contracts underlying the BGs and without the ICICI Bank being required to go into the validity thereof or otherwise and notwithstanding any directions to the contrary given by the Company or any other person on the ground of a dispute as to the liability of the Company/ the ICICI Bank or otherwise, admit or compromise and pay or submit to arbitration or dispute or resist any claim or demand made against the ICICI Bank under or in respect of such BGs, and the indemnities of the Company contained in the Facility Agreement shall continue to be available to the ICICI Bank in respect of any action or payment which the ICICI Bank may take or make;

(iii) the Company shall (unless otherwise agreed to by the ICICI Bank):

23

(a) duly and punctually observe, perform and comply with all the covenants, obligations and conditions of all the agreements / contracts underlying the BGs including due payment and discharge of all its payment obligations under such contracts / agreements on the due dates;

(b) not create or permit to subsist, any encumbrance of any nature whatsoever over all or any part of the underlying agreements / contracts or its rights thereunder;

(c)	not amend or agree to amend or grant waiver of any of the provisions of the underlying agreements / contracts;

(d) the BGs will be issued by the ICICI Bank only as per the provisions of applicable laws and regulations including those laid down by RBI;

(e)	the ICICI Bank shall issue BGs only in a format acceptable to the ICICI Bank;

(f) in case of bid bond / earnest money deposits / advance payment / retention money BGs, stipulated under project exports or if the BGs are issued under any Export Promotion Capital Goods Scheme (EPCGS), the ICICI Bank shall be entitled to obtain counter guarantees from Export Credit Guarantee Corporation (“ECGC”) or similar authority, at the costs and expenses of the Company;

(g) if for any reason whatsoever the liability of the ICICI Bank extends beyond the validity period specified in the BGs or if the ICICI Bank is prevented by any action initiated by the Company or otherwise from making payment of part or whole of the guaranteed amounts to the beneficiary of the BGs, the Company shall be liable to pay commission also for the period for which the ICICI Bank remains liable under the BGs and / or the period for which the payment of the guaranteed amount / discharge from the guaranteed obligations has been delayed;

(h) the Company shall provide / deposit immediately on demand and without demur, additional acceptable security to the ICICI Bank and / or sufficient amounts by way of 100% cash margin on the outstanding amounts of the BGs, which in the ICICI Bank’s opinion are likely to be invoked due to non / inadequate fulfillment of obligation, in particular of performance undertaken under the BGs. The Company shall accept the ICICI Bank’s judgement on the likelihood of guarantee obligation being unfulfilled, as final and binding;

(i) in the event of the interest rate on the principal amount of the financial assistances guaranteed by the ICICI Bank increasing for any reason whatsoever beyond the percentage specified in the underlying agreements / contracts and consequentially the liability and obligation of the ICICI Bank under the BGs increasing, the Company shall indemnify and keep indemnified the ICICI Bank to the extent of additional interest liability paid in such form as may be determined by the ICICI Bank.

24

IN WITNESS WHEREOF the Company and ICICI Bank have caused the Facility Agreement to be executed in duplicate on the day, month and year first hereinabove written as hereinafter appearing.

*The Common Seal of Talwandi Saboo Power

Limited has, pursuant to the Resolution of its Board

of Directors passed in that behalf on the

day of             2010, hereunto been affixed in

the presence of Shri B.K.Sharma /s/ B.K.Sharma

and

Shri Anup Agarwal /s/ Anup Agarwal Directors, who have

signed these presents in token thereof and

Shri                                      Secretary / authorised

person who has countersigned the same in token

thereof.

SIGNED AND DELIVERED by the withinnamed ICICI

LIMITED by the hand of Pradeep Chauhan /s/ Pradeep Chauhan, its authorised official.

*	In accordance with Articles of Association of the Company.

25

Name of the Company: Talwandi Sabo Power Limited

GENERAL CONDITIONS—LC

APPLICABLE TO LETTER OF CREDIT FACILITIES PROVIDED BY

ICICI BANK LIMITED

Date of the Facility Agreement:

Amount of the Facility: Rs. 10.00 billion

ARTICLE I

APPLICABILITY

The General Conditions (the “General Conditions”) set out herein shall, if the Facility Agreement so provides, be applicable to Facilities provided by ICICI Bank.

If there is any inconsistency between the General Conditions and the Facility Agreement, the Facility Agreement will prevail.

Article II

DEFINITIONS AND CONSTRUCTION

Section 2.1—DEFINITIONS

In the Facility Agreement and the General Conditions, unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings viz.:

a)	“Business Day” means a day on which the Corporate Office/Registered/Zonal/Regional/Branch Office of ICICI Bank described in the Facility agreement, or such other office as may be notified by ICICI Bank to the Company, is open for normal business transactions.

b)	“Event of Default” means any of the Events of Default specified in Section 7.1 hereof.

c)	“Facility Agreement” means the particular facility agreement entered into between the Company and ICICI Bank in respect of the Facility and includes the General Conditions as applied thereto, and all schedules and amendments to such Facility Agreement. Unless the term ‘General Conditions’ is used separately, the term ‘Facility Agreement’, wherever used in the Facility Agreement or the General Conditions, shall be deemed to refer to the Facility Agreement read together with and including the General Conditions.

d)	“Indebtedness” means any indebtedness whatsoever of the Company at any time for or in respect of monies borrowed, contracted or raised (whether or not for cash consideration) or liabilities contracted by whatever means (including under guarantees, indemnities, acceptance, credits, deposits, hire-purchase and leasing).

e)	“Intellectual Property” means all patents, trademarks, permits, service marks, brands, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licences, franchises, formulae, designs, rights of confidential information and all other intellectual property.

f)	“Intellectual Property Rights” mean all rights, benefits, title or interest in or to any Intellectual Property, anywhere in the world (whether registered or not and including all applications for the same).

g)	“Material Adverse Effect” means the effect or consequence of any event or circumstance which is or is likely to be:

(i)	adverse to the ability of the Company or any person to perform or comply with any of their respective obligations under the Facility

Agreement or any Transaction Document in accordance with their respective terms; or

(ii)	prejudicial to any of the businesses, operations or financial condition of the Company or of any person who is party to any Transaction Document.

(h)	“Transaction Documents”—include Documentary Credit Applications and all agreements, instruments, undertakings, indentures, deeds, writings and other documents (whether financing, security or otherwise) executed or entered into, or to be executed or entered into, by the Company or as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under the Facility Agreement or any Transaction Document, and each such Transaction Document as amended from time to time.

All capitalised terms used but not defined in the General Conditions shall have the respective meanings assigned to them under the Facility Agreement.

Section 2.2—CONSTRUCTION

In the Facility Agreement, unless the contrary intention appears:

(a)	a reference to:

an “amendment” includes a supplement, modification, novation, replacement or re-enactment and “amended” is to be construed accordingly;

“assets” include all properties whatsoever both present and future, (whether tangible, intangible or otherwise) (including Intellectual Property and Intellectual Property Rights), investments, cash-flows, revenues, rights, benefits, interests and title of every description;

an “authorisation” includes an authorisation, consent, clearance, approval, permission, resolution, licence, exemption, filing and registration;

“control” includes the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

“encumbrance” includes a mortgage, charge, lien, pledge, hypothecation, security interest or any lien of any description whatsoever.

“person” includes an individual, corporation, partnership, joint venture, association of persons, trust, unincorporated organisation, government (central, state or otherwise), sovereign state, or any agency, department, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being.

“law” includes any constitution, statute, law, rule, regulation, ordinance, judgement, order, decree, authorisation, or any published directive, guideline, requirement or governmental restriction having the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, whether in effect as of the date of the Facility Agreement or thereafter and each as amended from time to time.

“repayment” includes “redemption” and vice-versa and repaid, repayable, repay, redeemed, redeemable and redemption shall be construed accordingly.

(b)	a reference to a Sub-clause, Section or a Schedule of the Facility Agreement or the General Conditions shall denote a reference to such Sub-clause, Section or Schedule as specified, of the Facility Agreement or the General Conditions;

(c)	the singular includes the plural (and vice versa);

(d)	the index to and the headings in the Facility Agreement are inserted for convenience of reference only and are to be ignored in construing and interpreting the Facility Agreement;

(e)	reference to the words “include” or “including” shall be construed without limitation;

(f)	reference to a gender shall include references to the female, male and neuter genders;

(g)	all approvals, permissions, consents or acceptance required from ICICI Bank for any matter shall require the “prior”, “written” approval, permission, consent or acceptance of ICICI Bank;

(h)	the words ‘hereof’, ‘herein’, and ‘hereto’ and words of similar import when used with reference to a specific Section or Sub-clause in, or Schedule to, the Facility Agreement or the General Conditions shall refer to such Section or Sub-clause in, or Schedule to, the Facility Agreement or as the case may be, the General Conditions, and when used otherwise than in connection with specific Sections, Sub-clauses or Schedules, shall refer to the Facility Agreement as a whole;

(i)	in the event of any disagreement or dispute between ICICI Bank and the Company regarding the materiality of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of ICICI Bank as to the materiality of any of the foregoing shall be final and binding on the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3—REPRESENTATIONS AND WARRANTIES

In order to induce ICICI Bank to enter into the Facility Agreement and to provide the Facility in terms of the Facility Agreement, the Company makes the following representations, warranties and agreements and confirms that they are, true, correct, valid and subsisting in every respect as of the date of the Facility Agreement, as of the date of Documentary Credit Application, as of the date of opening LC by ICICI Bank, as of date of each payment made by ICICI Bank under LC (in each case, before and after ICICI Bank makes payment under the LC) and as on each Due Date, which representations, warranties and agreements shall survive the execution and delivery of the Facility Agreement and the provision of the Facility under the Facility Agreement and payment/reimbursement in full of all monies payable under the Facility Agreement, LC Outstanding and Bills Outstanding.

(a)	DOCUMENTARY CREDIT APPLICATION

The Documentary Credit Application is true and accurate in all material respects, is not misleading and does not omit any material fact, the omission of which would make any fact or statement therein misleading and the Documentary Credit Application shall be deemed to form part of the warranties herein contained.

(b)	STATUS AND AUTHORISATIONS

i)	The Company is a body corporate duly incorporated and validly existing under the laws of India and has the power to enter into the Facility Agreement and the Transaction Documents and to own its assets and carry on its business and operations as it is being or is proposed to be conducted.

ii)	All acts, conditions and things required to be done, fulfilled or performed, and all authorisations required or essential, for the entry and delivery of the Facility Agreement and the Transaction Documents or for the performance of the Company’s obligations in terms of and under the Facility Agreement and the Transaction Documents have been done, fulfilled, obtained, effected and performed and are in full force and effect and no such authorisation has been, or is threatened to be, revoked or cancelled.

iii)	The Company has not received any notice, which has a Material Adverse Effect, nor is it aware that any authorisation necessary or required to be obtained in present or in future will not be granted or obtained.

iv)	The Company has, wherever necessary, obtained import licences with list of goods and/or necessary authorisation about eligibility, scope and validity of import under open general licence for goods to be imported.

v)	The Company is and shall be in compliance in all respects with all laws and regulations affecting its assets and its business and operations

vi)	Except to the extent disclosed to ICICI Bank: (I) all the Borrower’s contracts or agreements with, or any commitments to, any affiliates or group companies (if applicable) are on arms’ length basis;

(II) No director of ICICI Bank is: a director, manager, managing agent, employee or guarantor of the Borrower, or of a subsidiary of the Borrower, or of the holding company of the Borrower, or holds substantial interest, in the Borrower or a subsidiary or the holding company of the Borrower and no directors of any other bank holds substantial interest or is interested as director or as a guarantor of the Borrower;

(III) No relative (as specified by RBI) of a Chairman / Managing Director or director of banking company (including ICICI Bank) or a relative of senior officer (as specified by RBI) of ICICI Bank, hold substantial interest or is interested as a director or as guarantor of Borrower.

vii)	Neither the Borrower nor any director, partner, member or trustee of the Borrower has been declared to be a wilful defaulter. The borrower shall not induct a person in the capacity of director / promoter who is a director / partner / member / trustee of a company / firm / Association of persons / trust as the case may be, identified as willful defaulter. In the event of such a person is found to be a director / partner / member / trustee of a company / firm / Association of persons / trust as the case may be, identified as willful defaulter, the Borrower shall take expeditious and effective steps for removal of such person.

(c)	LEGAL VALIDITY

The Facility Agreement has been duly and validly executed by its authorised Directors or executives and the Facility Agreement constitutes, and each Transaction Document constitutes or when executed in accordance with its terms will constitute, legal, valid and binding obligations of the Company enforceable in accordance with their respective terms. The Company has taken all steps and done all acts to ensure that the Facility Agreement and each Transaction Document is admissible in evidence in India.

(d)	NON-CONFLICT

The entry into, delivery and performance by the Company of, and the transactions contemplated by, the Facility Agreement and the Transaction Documents do not and will not conflict with:

i)	any law;

ii)	the constitutional documents of the Company; or

iii)	any document which is binding upon the Company or on any of its assets.

(e)	NO DEFAULT

i)	No default is subsisting or might result from the execution of, or the availing of the Facility under, the Facility Agreement by the Company.

ii)	No other event or circumstance is subsisting which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on the Company or any of its assets.

iii)	The Company is not in breach of the terms of the Facility Agreement or any Transaction Document and no Event of Default is subsisting.

(f)	TAXES ON PAYMENTS

Save as otherwise specified in the Facility Agreement, all amounts payable by the Company under the Facility Agreement will be made free and clear of and without deduction for or on account of any tax or levy.

(g)	OWNERSHIP OF ASSETS

The Company has good title to, or valid leases or licences of, or is otherwise entitled to use its assets.

(h)	IMMUNITY

i)	The execution or entering into by the Company of the Facility Agreement and the Transaction Documents constitute, and its exercise of its rights and performance of its obligations under the Facility Agreement and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

ii)	The Company is not, will not be entitled to, and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation to the Facility Agreement or the Transaction Documents.

(i)	JURISDICTION/GOVERNING LAW

The Company’s:

i)	irrevocable submission to the jurisdiction of courts as specified in Section 10.3 hereof, and

ii)	agreement that the Facility Agreement is governed by Indian law are legal, valid and binding on the Company under Indian law.

(j)	ACCOUNTS

The most recent audited accounts of the Company delivered to ICICI Bank:

i)	have been prepared in accordance with accounting principles and practices generally accepted in India, consistently applied;

ii)	have been duly audited by the statutory auditors of the Company; and

iii)	represent a true and fair view of its financial condition as at the date to which they were drawn up,

and	there has been no Material Adverse Effect since the date on which those accounts were drawn up.

(k)	LITIGATION

No litigation, arbitration, administrative or other proceedings are pending or threatened against the Company or its assets, which, if adversely determined, might have a Material Adverse Effect.

(l)	INFORMATION

i)	All information communicated to or supplied by or on behalf of the Company to ICICI Bank from time to time, whether in writing, electronic form or otherwise, is true, correct and complete in all respects as on the date on which it was communicated or supplied.

ii)	Nothing has occurred since the date of communication or supply of any information to ICICI Bank which renders such information untrue or misleading in any respect and which, if disclosed, might adversely affect the decision of ICICI Bank to process the Documentary Credit Application or issue the LC under the Facility Agreement.

(m)	INTELLECTUAL PROPERTY

i)	The Company owns, has license to use or otherwise has the right to use, free of any pending or threatened liens, all Intellectual Property or Intellectual Property Rights, which are required or desirable for the conduct of the Company’s business and operations and the Company does not, in carrying on its business and operations, infringe any Intellectual Property Rights of any person.

ii)

None of the Intellectual Property or Intellectual Property Rights owned or enjoyed by the Company, or which the Company is licensed to use, which are material in the context of the Company's business and operations are being infringed nor, so far as the Company is aware, is there any infringement or threatened infringement of those Intellectual Property or Intellectual Property Rights licensed or provided to the Company by any person.

iii)	All Intellectual Property or Intellectual Property Rights owned by the Company or which the Company is licensed to use are valid and subsisting. All actions (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken.

(n)	INSURANCES

i)	All insurances which are required to be maintained or effected by the Company or any other person pursuant hereto or any of the Transaction Documents are in full force and effect and no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

ii)	The Company has complied with its obligations with respect to insurances under the Facility Agreement and each Transaction Document.

(o)	NO OTHER BUSINESS

The Company has not engaged in any business or activities, either alone or in partnership or joint venture other than those disclosed to, or permitted by, ICICI Bank.

(p)	TAXES

i)	Save for stamp duty and relevant registration and filing charges and duties, no tax or levy is or will be imposed on, or by virtue of, the execution, entering into or delivery of the Facility Agreement or any Transaction Document.

ii)	The Company has complied in all material respects with all taxation laws in all jurisdictions in which it is subject to taxation and has filed all tax returns and paid all taxes and statutory dues due and payable by it and, to the extent any taxes are not due, has established reserves that are adequate for the payment of those taxes and statutory dues.

(q)	BANKRUPTCY

The Company has not taken any action and no other steps have been taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Company or of/for any or all of its assets

(r)	ENVIRONMENT

i)	The Company has obtained, all authorisations under applicable environmental laws and is and has been in compliance with all such authorisations and laws and there are no circumstances that may at any time prevent or interfere with such compliance. The company shall obtain any such authorizations as required from time to time for its business and operations.

ii)	There is no claim pending or threatened, against the Company for any breach of environmental law, which, if adversely determined, might have a Material Adverse Effect.

(s)	ENCUMBRANCES

Except as otherwise disclosed to ICICI Bank in writing or unless otherwise permitted by ICICI Bank, there are no encumbrances subsisting or in existence on any of the Company’s assets

(t)	AFFILIATES

Except to the extent disclosed to ICICI Bank, the company is not a party to any contract or agreement with, or any commitments to, whether or not in the ordinary course of business, any affiliates or group companies other than on a commercial basis and on terms no less favorable to the company than those that the company would have obtained had the company entered into any contracts or agreements with any party other than such affiliates or group companies.

ARTICLE IV

PRE-ISSUANCE CONDITIONS

Section 4—CONDITIONS PRECEDENT

The obligation of ICICI Bank to issue the LCs under the Facility Agreement shall be subject to the Company performing all its obligations and undertakings under the Facility Agreement and Documentary Credit Application(s) besides compliance by the Company with the procedure stipulated by ICICI Bank, and compliance with the conditions, set out below to the satisfaction of ICICI Bank:

Section 4.1—CONDITIONS PRECEDENT TO ISSUANCE OF LC

(a)	CORPORATE DOCUMENTS

The Company shall submit the following information and documents:

i)	An up-to-date certified true copy of the Memorandum and Articles of Association, and certificate of incorporation and commencement of business, of the Company.

ii)	A certified true copy of a resolution of the board of directors of the Company:

(a)	approving the terms and execution of, and the transactions contemplated by, the Facility Agreement and the Transaction Documents;

(b)	authorising, the affixation of the common seal on the Facility Agreement and the Transaction Documents, and/or a director or directors or other authorised executives to execute the Facility Agreement and the Transaction Documents; and

(c)	authorising a person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Facility Agreement and the Transaction Documents.

iii)	A specimen signature of each such person authorised by the resolutions referred to in Sub-clauses (a)(ii)(b) and (a)(ii)(c) above.

iv)	A certificate of the legal advisers of the Company certifying that the Company and its Directors have the necessary powers under the constitutional documents of the Company to avail the Facility and enter into the Facility Agreement.

v)	Documentary evidence that the Company has complied with all of its obligations to file all of its corporate and other documents with the relevant Registrar of Companies.

vi)	A copy of the Company’s most recent audited accounts and auditor’s report and un-audited accounts.

(b)	AUTHORISATIONS

The Company shall submit the following:

i)	Certified copies of each authorisation necessary or desirable in connection with the entry into, performance, validity, enforceability and admissibility of the Facility Agreement and the Transaction Documents (and the transactions contemplated thereby), including where applicable authorisations from its secured creditors stating that they have no objection to the Company creating the security interests on its assets in accordance with the Facility Agreement.

ii)	Documentary evidence that each of the Transaction Documents has been duly executed by the parties to it and that each of the Transaction Documents is in full force and effect.

iii)	Documentary evidence that all registration, notices and filings which are necessary or desirable in relation to the Transaction Documents have been completed.

(c)	SECURITY

Unless otherwise permitted by ICICI Bank, the Company shall create the security as stipulated in the Facility Agreement to secure the Facility.

(d)	TRANSACTION DOCUMENTS

Unless otherwise permitted by ICICI Bank, the Company shall have executed or entered into all Transaction Documents as may be required by ICICI Bank.

(e)	SUBMISSION OF INFORMATION AND DOCUMENTS

The Company shall furnish to ICICI Bank, such information and documents, financial or otherwise, as may be required by ICICI Bank from time to time in relation to the Facility and its business and operations.

(f)	COMPLIANCE WITH CONDITIONS

The Company shall abide and comply with such conditions as may be imposed by ICICI Bank from time to time during the currency of the Facility.

ARTICLE V

CONDITIONS APPLICABLE DURING CURRENCY OF THE FACILITY AGREEMENT

Section 5.1—INFORMATION COVENANTS

The Company shall promptly:

(a)	REPRESENTATIONS AND WARRANTIES

notify ICICI Bank upon becoming aware, having used best endeavours, of the occurrence of any event or the existence of any circumstances which constitutes or results in any representation, warranty, covenant or condition under the Facility Agreement being or becoming untrue or incorrect in any respect.

(b)	ACCOUNTS

deliver to ICICI Bank, its duly audited annual accounts, in any event, within four months from the close of its accounting year. The Company shall also deliver to ICICI Bank, as soon as the same are available and in any event within 45 days of the end of each quarter its audited, or as the case may be, unaudited accounts for that quarter.

(c)	LOSS OR DAMAGE

notify ICICI Bank of any material loss or damage which the Company may suffer due to any event, circumstances or act of God.

(d)	WINDING-UP AND LEGAL PROCESS

i)	notify ICICI Bank of any action or steps taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Company or of any or all of its assets.

ii)	notify ICICI Bank of any litigation, arbitration, administrative or other proceedings initiated or threatened against the Company or any of its assets.

(e)	NEW PROJECTS

notify ICICI Bank of any new project, or diversification, modernisation or substantial expansion of any of its existing projects or of any project that it may undertake during the currency of the Facility.

(f)	CHANGES IN BOARD AND MANAGEMENT SET-UP

notify ICICI Bank of any change that may occur or is likely to occur in the composition of its Board of Directors or in its management set-up.

(g)	OTHER INFORMATION

deliver to ICICI Bank, copies of all documents despatched by the Company to all its creditors (or any general class of them) at the same time as they are despatched.

Section 5.2 AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees that until all the monies due and payable by the Company under the Facility Agreement are fully paid off to the satisfaction of ICICI Bank, the Company shall comply with the following:

(a)	CARRYING ON BUSINESS AND OPERATIONS

The Company shall:

i)	maintain its corporate existence and right to carry on its business and operations and ensure that it has the right and is duly qualified to conduct its business and operations as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business and operations in such jurisdictions;

ii)	develop, maintain and implement its projects in accordance with prudent industry standards and accepted industry practices and conduct its business and operations.

(b)	AUTHORISATIONS

The Company shall promptly obtain, maintain and comply with the terms of all authorisations necessary for entering into or performing its obligations under the Facility Agreement or for conducting its business and operations and will keep all licenses, leases, contracts, agreements in force and will comply with all statutory regulations in the matter of operation / running of the business.

(c)	RANKING OF CLAIMS

The Company shall ensure that, save as otherwise provided in the Facility Agreement and the Transaction Documents, its obligations under the Facility Agreement and the Transaction Documents do and will rank above and prior to all its other present and future obligations.

(d)	COMPLIANCE WITH LAWS AND PAYMENT OF TAXES

The Company shall comply with all laws applicable to or binding on it or its business and operations. The Company shall file all relevant tax returns and pay all its taxes promptly when due.

(e)	INSURANCE

i)	The Company shall keep insured upto the reinstatement value thereof as approved by ICICI Bank (including surveyor’s and architect’s fees) the assets charged/to be charged to ICICI Bank and such of its other assets as are of an insurable nature against fire, theft, lightning, explosion, earthquake, riot, strike, civil commotion, storm, tempest, flood, marine risks, erection risks, war risks and such other risks as may be specified by ICICI Bank.

ii)	The Company shall duly pay all premia and other sums payable for the aforesaid purpose. The insurance in respect of the assets charged/to be charged to ICICI Bank shall be taken in the joint names of the Company and ICICI Bank and any other person or institution having an insurable interest in the assets of the Company (pursuant to the approval of ICICI Bank) and acceptable to ICICI Bank.

iii)	The Company agrees that, in the event of failure on the part of the Company to insure the assets or to pay the insurance premia or other sums referred to above, ICICI Bank may at its sole discretion get the assets insured or pay the insurance premia and other sums referred to above, as the case may be.

iv)	The Company shall deliver to ICICI Bank promptly and in no event, later than 10 days after the same are issued, originals of all policies of insurance and renewals thereof and endorsements thereto.

(f)	AUDITORS

In the event that auditors acting as the auditors for the company cease acting as the auditors for any reason, the company shall promptly inform ICICI Bank of the reasons for such cessation and shall appoint in accordance with applicable laws and maintain as its auditors, another firm of independent chartered accountants, approved by ICICI Bank.

Section 5.3—NEGATIVE COVENANTS

The Company hereby covenants and agrees that until all the monies due and payable by the Company under the Facility Agreement are fully paid off to the satisfaction of ICICI Bank, without the written approval of ICICI Bank the Company shall not:

(a)	MERGER, CONSOLIDATION ETC.

In case of Event of Default, undertake or permit any merger, de-merger, consolidation, reorganisation, scheme or arrangement or compromise with its creditors or shareholders or effect any scheme of amalgamation or reconstruction.

(b)	DIVIDEND

declare or pay any dividend or authorise or make any distribution to its shareholders: (a) unless it has paid all the dues in respect of the Facility upto the date on which the dividend is proposed to be declared or paid, or has made satisfactory provisions therefor, or (b) if an Event of Default has occurred and is subsisting or would occur as a result of such declaration or payment of dividend or authorisation or making of distribution.

(c)	NEGATIVE PLEDGE

create or permit to subsist any encumbrance or any type of preferential arrangement (including retention arrangements or escrow arrangements having the effect of granting security), in any form whatsoever on any or all of its assets charged to ICICI Bank or (b) (whether voluntarily or involuntarily) sell, transfer, grant lease or otherwise dispose of or deal with (or agree to do any of the foregoing at any future time), all or any of its assets charged to ICICI Bank.

(d)	COMMISSION

In case of Event of Default, pay any commission to its promoters, directors, managers or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in connection with any indebtedness incurred by the company or in connection with any other obligation undertaken for or by the company.

ARTICLE VI

RECORDS

Section 6. RECORDS

The Company shall keep and maintain in accordance with good business practice and applicable laws, all statutory books, books of accounts, bank statements and other records of the Company and in particular, maintain records with respect to the Facility and such records shall be open to examination by ICICI Bank and their authorised representatives.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1 EVENTS OF DEFAULT

a)	DEFAULT IN PAYMENT OF ANY BILLS DRAWN/ LIABILITY INCURRED UNDER THE LC

Default has occurred in the payment of any Bill drawn and/or liability incurred under the LC on the Due Dates for payment thereof.

b)	DEFAULT IN PAYMENT OF INTEREST, COMMISSION, CHARGES AND OTHER MONIES

Default has occurred in payment of interest, commission, charges on the Facility or any other monies payable under the Facility Agreement.

c)	DEFAULT IN PERFORMANCE OF COVENANTS AND CONDITIONS

Default (other than a payment default) has occurred in the performance of any covenant, condition or agreement on the part of the Company under the Facility Agreement or by the Company or any other person under the Transaction Documents and such default has continued for a period of 30 days after notice in writing thereof has been given to the Company or as the case may be, to such other person, by ICICI Bank (except where ICICI Bank is of the opinion that such default is incapable of remedy, in which event, no notice shall be required).

d) MISLEADING INFORMATION AND REPRESENTATIONS

Any information given by the Company in its Documentary Credit Application, in the reports and other information furnished by or on behalf of the Company in accordance with the reporting system is incorrect or misleading, or a representation, warranty or statement made or repeated or deemed to be made or repeated in or in connection with the Facility Agreement or any Transaction Document by the Company or any other person, is incorrect or misleading in any respect.

e)	INADEQUATE SECURITY AND INSURANCE

(i)	If the Company’s assets have not been kept insured by the Company or depreciate in value to such an extent that such depreciation in value could in the opinion of ICICI Bank, have a Material Adverse Effect.

(ii)	Any insurance contracted or taken by the Company is not, or ceases to be, in full force and effect at any time when it is required to be in effect or any insurance is avoided, or any insurer or re-insurer avoids or suspends or becomes entitled to avoid or suspend, any insurance or any claim under it or otherwise reduce its liability under any insurance or any insurer of any insurance is not bound, or ceases to be bound, to meet its obligations in full or in part under any insurance.

f)	PROCEEDINGS AGAINST OR DISSOLUTION OF COMPANY

The Company, has voluntarily or involuntarily become the subject of proceedings under any bankruptcy or insolvency law, or is voluntarily or involuntarily dissolved, or if the Company has taken or suffered to be taken any action for its reorganisation, liquidation or dissolution or if a receiver or liquidator has been appointed or allowed to be appointed of all or any part of the assets of the Company or if an attachment or distraint has been levied on the Company’s assets or any part thereof or certificate proceedings have been taken or commenced for recovery of any dues from the Company or if one or more judgements or decrees have been rendered or entered against the Company and such judgements or decrees are not vacated, discharged or stayed for a period of 30 days, and such judgements or decrees involve in the aggregate, a liability which in the opinion of ICICI Bank, could have a Material Adverse Effect.

g)	CESSATION OR CHANGE IN BUSINESS

If the Company ceases or threatens to cease to carry on any of its businesses or gives notice of its intention to do so or if all or any part of the assets of the Company required or essential for its business or operations are damaged or destroyed or in the opinion of ICICI Bank, there occurs any change from the date of the Facility Agreement in the general nature or scope of the business, operations, management or ownership of the Company, which, in the opinion of ICICI Bank, could have a Material Adverse Effect.

h)	SECURITY IN JEOPARDY

If, in the opinion of ICICI Bank, the security for the Facility is in jeopardy or ceases to have effect or if any Transaction Document including any security document executed or furnished by or on behalf of the Company becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or fails or ceases to provide the benefit of the liens, rights, powers, privileges or security interests purported or sought to be created thereby or if any such Transaction Document shall be assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approval of ICICI Bank.

i)	EXPROPRIATION EVENTS

Any government (including any political or administrative sub-division thereof), governmental authority, agency, official or entity takes or threatens any action:

(i)	for the dissolution of the Company, or any action which deprives or threatens to deprive the Company: (a) from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out, , or (b) of the use of any of its assets;

(ii)	to revoke or terminate or to refuse to provide or renew any authorisation or to impose onerous conditions on or on the grant or renewal of any authorisation; or

(iii)	with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Company in connection with its business;

which, in each case, in the opinion of ICICI Bank, could have a Material Adverse Effect.

j)	CHANGE IN CONTROL

Any person acting singularly or with any other person (either directly or indirectly) acquires control of the Company or of any other person who controls the Company, without the approval of ICICI Bank.

k)	ILLEGALITY

(i)	It is or becomes unlawful for the Company or any person (including ICICI Bank) to perform any of their respective obligations under the Facility Agreement or any Transaction Document;

(ii)	The Facility Agreement or any Transaction Document or any provision thereof are required by any law to be amended, waived or repudiated; or

(iii)	Any obligation under the Facility Agreement or any Transaction Document is not or ceases to be a valid and binding obligation of any person party to it or becomes void, illegal, unenforceable or is repudiated by such person (other than ICICI Bank).

l)	CROSS DEFAULT

(i)	The Company is unable or has admitted in writing its inability to pay any of its Indebtedness as they mature or when due.

(ii)	An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute an event of default) occurs under any agreement or document relating to any Indebtedness of the Company or if any other lenders of the Company including financial institutions or banks with whom the Company has entered into agreements for financial assistance have recalled its/their assistance or any part thereof.

(iii)	Any person is in breach of, or does not comply with, any term or condition (whether, financial, performance or otherwise) of any Transaction Document including any security document or undertaking.

m)	MATERIAL ADVERSE EFFECT

One or more events, conditions or circumstances (including any change in law) shall occur or exist which in the opinion of ICICI Bank, could have a Material Adverse Effect.

Section 7.2 NOTIFICATION OF DEFAULT

The Company shall promptly notify ICICI Bank in writing upon becoming aware of any default and any event which constitutes (or, with the giving of notice, lapse of time, determination of materiality or satisfaction of other conditions, would be likely to constitute) an Event of Default and the steps, if any, being taken to remedy it.

Section 7.3— CONSEQUENCES OF DEFAULT AND REMEDIES

A. On the happening of any of the Events of Default, ICICI Bank may, by a notice in writing to the Company, declare: (a) the LC Outstanding and/or the Bills Outstanding and all accrued commissions, charges, interest or expenses and all other monies in respect of the Facility to be due and payable forthwith, and/or (b) the security created in terms of the Facility Agreement and the Transaction Documents to be enforceable, and ICICI Bank or such other person in favour of whom such security or any part thereof is created shall have inter alia, the following rights (anything in the Facility Agreement or the Transaction Documents to the contrary notwithstanding) namely:

(i)	to enter upon and take possession of the assets of the Company; and/or

(ii)	to transfer the assets of the Company comprised within the security created in favour of ICICI Bank or such other person by way of lease, leave and licence, sale or otherwise.

B.	In addition to the rights specified in Sub-clause (A) above, ICICI Bank shall also have the following rights:

APPOINTMENT OF NOMINEE DIRECTOR

In the event of default, ICICI Bank shall have the right to appoint and remove from time to time, Director(s) on the Board of Directors of the Company (such directors are hereinafter referred to as “the Nominee Director(s)”).

(i)	The Nominee Director(s) shall:

a)	not be required to hold qualification shares nor be liable to retire by rotation.

b)	be entitled to all the rights and privileges of other Directors including the sitting fees and expenses as payable to other Directors but if any other fees, commission, monies or remuneration in any form is payable to the Directors, the fees, commission, monies and remuneration in relation to such Nominee Director(s) shall be paid by the Company directly to ICICI Bank.

Provided that if any such Nominee Director(s) is an employee of ICICI Bank, the sitting fees and expenses in relation to such Nominee Director(s) shall be paid by the Company directly to ICICI Bank.

Any expenditure incurred by ICICI Bank or the Nominee Director(s) in connection with his appointment of directorship shall be borne and payable by the Company.

c)	be appointed a member of committees of the Board, if so desired by ICICI Bank.

d)	be entitled to receive all notices, agenda, etc. and to attend all General Meetings and Board Meetings and Meetings of any committees of the Board of which he is a member.

(ii)	If, at any time, the Nominee Director(s) is not able to attend a meeting of the Board of Directors or any of its committees of which he is a member, ICICI Bank may depute an observer to attend the meeting. The expenses incurred by ICICI Bank in this connection shall be borne and payable by the Company.

(iii)	The Nominee Director(s)/the observer shall furnish to ICICI Bank a report of the proceedings of all such meetings.

(iv)	The appointment/removal of the Nominee Director(s) shall be by a notice in writing by ICICI Bank addressed to the Company and shall (unless otherwise indicated by ICICI Bank) take effect forthwith upon such a notice being delivered to the Company.

C.	OTHER CONSEQUENCES OF DEFAULT

On the happening of any of the Events of Default and so long as such Event of Default is subsisting, the Company shall not, without the approval of ICICI Bank:

(i)	undertake any new project, modernisation, diversification or substantial expansion of any project.

(ii)	change the composition of its Board of Directors and/or its management set-up or appoint/re-appoint/remove the managing director or any other person holding substantial powers of management by whatever name called.

(iii)	amend or modify its Memorandum and Articles of Association.

(iv)	make any investments whether by way of deposits, loans, or investments in share capital or otherwise, in any concern or provide any credit or give any guarantee, indemnity or similar assurance.

(v)	(a) buy back, cancel, retire, reduce, redeem, re-purchase, purchase or otherwise acquire any of its share capital now or hereafter outstanding, or set aside any funds for the foregoing purposes, or (b) issue any further share capital whether on a preferential basis or otherwise or change its capital structure in any manner whatsoever.

(vi)	change its financial year-end from 31st March (or such other date as may be approved by ICICI Bank).

(vii)	change the accounting method or policies currently followed by the Company.

(viii)	contract, create, incur, assume or suffer to exist any Indebtedness in any manner whatsoever except as otherwise permitted under the Facility Agreement. This provision shall not apply to normal guarantees.

(ix)	create or permit to subsist any encumbrance or any type of preferential arrangement (including retention arrangements or escrow arrangements having the effect of granting security), in any form whatsoever on any of its assets other than assets charged/ to be charged to ICICI Bank, or (b) (whether voluntarily or involuntarily) sell, transfer, grant lease or otherwise dispose of or deal with (or agree to do any of the foregoing at any future time), all or any of its assets other than assets charged/ to be charged to ICICI Bank.

Section 7.4—EXPENSES OF PRESERVATION OF ASSETS OF COMPANY AND OF COLLECTION

All expenses incurred by ICICI Bank after an Event of Default has occurred including in connection with:

i)	preservation of, or enforcement action against the Company’s assets or the assets comprised within the security for the Facility (whether then or thereafter existing); and

ii)	collection of amounts due under the Facility Agreement and the Transaction Documents,

shall be payable by the Company.

Section 7.5 – SUSPENSION AND TERMINATION

A.	If any Event of Default has occurred or is continuing or if the Company has not availed of the Facility by the date referred to in the Facility Agreement or such later date as may be permitted by ICICI Bank, then, in such event, ICICI Bank may, by notice in writing to the Company:

i)	suspend further access by the Company to the use of the Facility under the Facility Agreement. The right of the Company to avail of or make avail of the Facility shall continue to be suspended until ICICI Bank has notified the Company that the right to avail of the Facility has been restored; or

ii)	terminate the right of the Company to avail of the Facility. Upon such notice, the unutilised amount of the Facility shall stand cancelled.

B.	Notwithstanding any suspension or termination pursuant to Sub-clause (A) or above, all the provisions of the Facility Agreement for the benefit or protection of ICICI Bank and its interests shall continue to be in full force and effect as specifically provided in the Facility Agreement.

ARTICLE VIII

CANCELLATION

Section 8.1—CANCELLATION

The Company shall not cancel the Facility or any part thereof without the approval of ICICI Bank.

Section 8.2—BENEFIT OR PROTECTION

Notwithstanding any cancellation, all the provisions of the Facility Agreement for the benefit or protection of ICICI Bank and its interests shall continue to be in full force and effect as specifically provided in the Facility Agreement.

ARTICLE IX

WAIVER

Section 9. WAIVER NOT TO IMPAIR THE RIGHTS OF ICICI Bank

No delay in exercising or omission to exercise any right, power or remedy accruing to ICICI Bank upon any default or otherwise under the Facility Agreement or the Transaction Documents shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of ICICI Bank in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of ICICI Bank in respect of any other default. The rights of ICICI Bank under the Facility Agreement and the Transaction Documents may be exercised as often as necessary, are cumulative and not exclusive of their rights under the general law and may be waived only in writing and specifically and at ICICI Bank’s sole discretion.

ARTICLE IX

MISCELLANEOUS

Section 10.1—SERVICE OF NOTICE

a)	All notices or other communications under or in connection with the Facility Agreement shall be given in writing and, unless otherwise stated may be made by letter, telex or facsimile. Any such notice or other communication will be deemed to be effective:

(i)	if sent by letter, when delivered personally or if despatched by post, when recall of the letter is outside the control of the sender;

(ii)	if sent by telex, when sent (if, at the time of transmission, the correct answer-back appears at the start and at the end of the sender’s copy of the notice); and

(iii)	if sent by facsimile, when sent (on receipt of a confirmation to the correct facsimile number).

Provided, however, that no notice or communication to ICICI Bank shall be effective unless actually received by ICICI Bank.

b)	Notices or communication may be made to: (i) the Company’s recognised address, telex or facsimile number, and (ii) ICICI Bank’s address, telex or facsimile number of its Registered Office and Zonal/ Regional Office specified in the Facility Agreement, or to such other address, telex or facsimile number as may be designated by the Company and ICICI Bank in writing to each other.

Section 10.2—EVIDENCE OF DEBT

a)	ICICI Bank shall maintain, in accordance with its usual practice, accounts evidencing the amounts outstanding under the Facility or LCs Outstanding or Bills Outstanding from time to time under the Facility Agreement and the Transaction Documents.

b)	In any legal action or proceedings arising out of or in connection with the Facility Agreement, the entries made in the accounts maintained pursuant to Sub-clause (a) above shall be prima-facie and conclusive evidence of the existence and amount of obligations of the Company as therein recorded.

Section 10.3—JURISDICTION

ICICI Bank and the Company agree that any legal action or proceedings arising out of the Facility Agreement shall be brought in the High Court of Judicature or Debt Recovery Tribunal at Mumbai in India and irrevocably submit themselves to the jurisdiction of that Court. ICICI Bank may, however, in its absolute discretion commence any legal action or proceedings arising out of the Facility Agreement in any other court, tribunal or other appropriate forum, and the Company hereby consents to that jurisdiction.

Section 10.4—GOVERNING LAW

The Facility Agreement and the Transaction Documents (unless otherwise specified in any Transaction Document) shall be governed by and construed in accordance with the laws of India.

Section 10.5—ASSIGNMENT

The Company shall not assign or transfer all or any of its rights, benefits or obligations under the Facility Agreement and the Transaction Documents without the approval of ICICI Bank. ICICI Bank may, at any time, assign or transfer all or any of its rights, benefits and obligations under the Facility Agreement and the Transaction Documents.

Section 10.6—BENEFIT OF THE FACILITY AGREEMENT

Subject to Section 11.5 hereof, the Facility Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and assigns.

Section 10.7—SEVERABILITY

Any provision of the Facility Agreement or any Transaction Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or un-enforceability but that shall not invalidate the remaining provisions of the Facility Agreement or such Transaction Document or affect such provision in any other jurisdiction.

Section 10.8 DISCLOSURE

a)	The Company hereby agrees that in case the Company commits a default in reimbursement/payment of any amount under the Facility, ICICI Bank and/or the Reserve Bank of India (RBI) will have an unqualified right to disclose or publish the details of the default and the name of the Company and its directors as defaulters, in such manner and through such medium as ICICI Bank or RBI in their absolute discretion may think fit.

b)	The Company hereby authorises ICICI Bank to exchange, share or part with all the information relating to the Company’s financial and other information to other ICICI Bank Group Companies/ Banks/ Financial Institutions/ Credit Bureaus/ Agencies/ Statutory Bodies as may be required and shall not hold ICICI Bank liable for use of such information.

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